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Exhibit 2.5

                                 EXECUTION COPY
                       OPTION AND ASSET PURCHASE AGREEMENT

     THIS OPTION AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 31, 2005 (the "Agreement Date"), by and among (i) ATS Medical, Inc., a Minnesota corporation (the "Purchaser"), and (ii) em Vascular, Inc., a Minnesota corporation (the "Company"), and (iv) Keith L. March, M.D., John Hauck, Walter L. Sembrowich and James E Shapland II, acting in each case in his capacity as a stockholder of the Company (individually, a "Principal Shareholder" and collectively, the "Principal Shareholders"). Capitalized terms used herein without definition shall have the respective meanings set forth in
Article 9 hereof.

     WHEREAS, the Company is developing cardiovascular medical products for treating ischemic vascular disease using electrical stimulation.

     WHEREAS, the parties hereto wish to provide for the terms and conditions upon which the Company will grant to the Purchaser the Option (as defined below) to acquire substantially all the Assets (as defined below) of the Company and upon which the Purchaser will provide certain financial assistance to the Company during the term of the Option.

     WHEREAS, the parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the grant of the Option and, in the event Purchaser exercises the Option, in connection with the purchase of the Assets.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Purchaser and the Company and the Principal Shareholders hereby agree as follows:

                                    ARTICLE 1
                            OPTION AND ASSET PURCHASE

     1.1 Grant of Option.

          (a) Subject to the other terms and conditions of this Agreement, the Company hereby grants to the Purchaser the irrevocable and unconditional right, privilege and option (the "Option") to acquire from the Company the Assets (as defined in Section 1.2(d)).

          (b) The Option vests and is exercisable in full with respect to the Assets immediately on the Agreement Date. Subject to the terms and conditions contained in this Agreement, the Purchaser may exercise this Option at any time during the Option Period.

          (c) In connection with the exercise of the Option, and subject to the terms and conditions set forth this Agreement, on the Asset Purchase Closing Date (as defined in Section 1.2(c)), the Company shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, all of the Assets, free and clear

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of all mortgages, pledges, liens, encumbrances and security interests of any kind or nature except for Permitted Liens.

          (d) Notwithstanding anything to the contrary in this Agreement, (i) none of the parties hereto shall have any obligation to consummate the Asset Purchase (as defined in Section 1.2) unless and until the Purchaser delivers an Option Exercise Notice (as defined in Section 1.2(b)) and (ii) Purchaser is under no obligation to deliver any Option Exercise Notice at any time.

          (e) Upon expiration of the Option Period without the Purchaser having timely delivered an Option Exercise Notice, the Option shall expire and terminate and shall be of no further force and effect.

     1.2 Asset Purchase. Subject to the other terms and conditions of this Agreement, including those set forth in Article 6 hereof, the purchase of the Assets by Purchaser (the "Asset Purchase") shall be consummated under the following circumstances:

          (a) Disclosure Schedules. Attached hereto as Exhibit A is a schedule of disclosures and exceptions to the representations and warranties made by the Company in Article 2 hereof (the "Disclosure Schedule"). At any time and from time to time during the Option Period, the Purchaser may, upon notice to the Company (the "Disclosure Schedule Request"), require that the Company prepare an updated schedule of disclosures and exceptions to the representations and warranties of the Company contained in Article 2 hereof (each, an "Updated Disclosure Schedule"), as if such representations and warranties were made as of the date of such Updated Disclosure Schedule, except to the extent any such representations and warranties refer expressly to an earlier date. Within twenty
(20) business days after receipt of the Disclosure Schedule Request, the Company shall prepare and deliver to the Purchaser an Updated Disclosure Schedule. The Updated Disclosure Schedule shall refer only to (i) disclosures contained on the Disclosure Schedule attached to this Agreement or (ii) disclosures in existence on the date of such Updated Disclosure Schedule that have occurred or been discovered since the Agreement Date, and the Updated Disclosure Schedule shall not otherwise limit or modify any of the representations and warranties made in this Agreement.

          (b) Election by Purchaser to Cause the Asset Purchase. The Purchaser may exercise the Option by providing written notice (the "Option Exercise Notice") of exercise to the Company at any time during the Option Period. Such Notice must (i) identify the Option, (ii) specify a proposed closing date of the Asset Purchase (which shall be no more than sixty (60) days after the date of the Option Exercise Notice), (iii) be signed by an officer of the Purchaser, and
(iv) be given during the Option Period in accordance with Section 10.1 of this Agreement.

          (c) Consummation of the Asset Purchase. Subject to the fulfillment or waiver of all of the conditions contained in Article 6, as soon as is reasonably practicable on or after the closing date specified in the Option Exercise Notice, which closing date shall be scheduled to occur no more than sixty (60) days after the date of the Option Exercise Notice (or such other date as the parties may agree upon), a closing (the "Asset Purchase Closing") will be held at the offices of Oppenheimer Wolff & Donnelly LLP in Minneapolis, Minnesota (or such other place as the parties may agree). The date on which the Asset Purchase Closing is actually held is


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referred to herein as the "Asset Purchase Closing Date." On the Asset Purchase
Closing Date, the Purchaser and the Company shall cause the Asset Purchase to be consummated by exchanging the documents and instruments reasonably necessary or appropriate to effect the transactions contemplated by this Agreement. All matters at the Asset Purchase Closing shall be considered to have taken place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

          (d) Assets to be Purchased. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as will have been waived in accordance with the terms hereof), the Company will sell, transfer, convey, assign and deliver to the Purchaser and the Purchaser will purchase from the Company, at the Asset Purchase Closing hereunder, free and clear of all mortgages, pledges, liens, encumbrances and security interests of any kind or nature, except for Permitted Liens, all right, title and interest of the Company in and to the following assets:

               (1) all production equipment that is owned or leased by the Company, as listed in Section 2.25 of the Disclosure Schedule, provided, however, that with respect to such production equipment that is leased by the Company, such production equipment shall be subject to the liens, encumbrances and security interests of the lessor(s) of such equipment;

               (2) all patents and patent applications owned by or licensed to the Company, as listed in Section 2.8(a) of the Disclosure Schedule, including all rights to sue for past infringements, provided, however, that with respect to such patents and patent applications which are licensed to the Company, such patents and applications are subject to the provisions of the applicable license with respect to such patents and applications;

               (3) all research, development, manufacturing processes, trade secrets, know-how, inventions, invention disclosures and clinical, manufacturing, engineering and other technical information and documentation (collectively "Technical Information"), whether owned by the Company or licensed from third parties by the Company, provided, however, with respect to Technical Information licensed from third parties, such Technical Information is subject to the provisions of the applicable license with respect to such Technical Information;

               (4) all trade names, logos, URLs, domain names, service marks, trade dress, trademarks, trademark applications and trademark registrations listed in Section 2.8(a) of the Disclosure Schedule, including the goodwill associated therewith, and all rights to sue for past infringements;

               (5) all works of authorship, writings, designs, copyrights subsisting in any of the foregoing, copyright applications and copyright registrations as set forth in Section 2.8(a) of the Disclosure Schedule, including all rights to sue for past infringements;

               (6) the agreements and contracts listed in Section 2.10 of the Disclosure Schedule, to the extent that such agreements and contracts are assignable and any required consent to such assignment has been obtained;

               (7) all prepaid expenses and deposits related to inventory, patents, trademarks and manufacturing equipment included in the Assets;


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               (8) all quantities of inventory, including, but not limited to, inventory ordered but not yet delivered, all raw materials, components, sub-assemblies, work-in-process and finished goods of the Company all as more fully described in Section 2.26 of the Disclosure Schedule;

               (9) all purchase orders and advance payments for the Company's Products;

               (10) all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors;

               (11) all rights of the Company to any research and development data, internally and externally developed or generated, from any animal, clinical or marketing trials;

               (12) all consents from any Governmental Authority for the manufacture, marketing or sale of the Company's Products, including all files and documents related thereto, to the extent that such consents may be assigned to the Purchaser;

               (13) all customer, prospect and vendor lists of the Company, and all of the Company's files and documents (including credit information) relating to such customers, prospects and vendors, and other Company business and financial records, files, books and documents, including without limitation regulatory files, computer programs, operating manuals, instructions for use, clinical data, sales and marketing materials, training materials, sales, distribution and purchase correspondence;

               (14) all books, records, documents and related information in possession of the Company relating to any of the foregoing and necessary for the design, development, manufacture, marketing or sale of the Products; and

               (15) all other assets owned or leased by the Company that are specifically identified on Exhibit B attached hereto.

     The foregoing are sometimes collectively referred to as the "Assets."

          (e) Excluded Assets. The Purchaser and the Company acknowledge and agree that the only assets of the Company to be sold to the Purchaser are the Assets specifically identified in Section 1.2(d) and that no other assets of the Company are being sold under this Agreement. Notwithstanding anything to the contrary contained in Section 1.2(d) or elsewhere in this Agreement, the following interests of the Company are not part of the sale and purchase contemplated by this Agreement, are excluded from the Agreement and will be retained by the Company and remain the property of the Company following the Asset Purchase Closing:

               (1) all cash and bank accounts;

               (2) all accounts or notes receivable;

               (3) any right to recovery by Company arising out of litigation relating to the Assets that is pending prior to the Asset Purchase Closing Date;


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               (4) all insurance policies of the Company and all rights of the
Company of any nature and description under or arising out of such insurance policies;

               (5) all losses, carryovers and rights to receive refunds in the respect to any and all Taxes of the Company or its Shareholders of every nature and description, including interest payable with respect thereto.

               (6) all rights of the Company under this Agreement and any other agreements between the Company and Buyer entered into on or after the date of this Agreement;

               (7) the Company's records relating to the organization, maintenance, existence and good standing of the Company as a corporation, namely the Company's (i) corporate charter, (ii) qualifications to conduct business as a foreign corporation, (iii) taxpayer and other identification numbers, (iv) minute books, (v) stock records, (vi) tax records, (vii) books of account and
(vii) corporate seals; and

               (8) any records that the Company is required by Law to retain in its possession (provided, that copies of any such records that are not "Excluded Assets" by another provision of this Section 1.2 will, to the extent permitted by Law, be provided to Buyer at the Asset Purchase Closing);

          (f) No Liabilities Assumed. Except as set forth in this Section 1.2(f), the Purchaser will not assume, and will not be liable for, any liabilities or obligations of the Company, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise on the Asset Purchase Closing Date, whether incurred or accruing prior to, on or after the Asset Purchase Closing Date, and whether or not relating to or arising from the Products or the Assets (the "Retained Liabilities"). From and after the Asset Purchase Closing Date, the Purchaser shall assume, pay, perform and will be responsible for all obligations under the contracts and agreements set forth in Section 2.10 of the Disclosure Schedule to the extent that such obligations are incurred, accruing or arising on or after the Asset Purchase Closing Date.

     1.3 Option Consideration. In consideration for the grant of the Option, on the Agreement Date, the Purchaser shall pay to the Company the non-refundable amount of one hundred thousand dollars ($100,000) by check or wire transfer (the Option Payment"). The Option Payment shall not be credited against or applied to the purchase price of the Assets set forth in Section 1.4 of this Agreement.

     1.4 Asset Purchase Consideration. In the event that the Asset Purchase is consummated, subject to the holdback provisions set forth in Section 1.5, the set-off rights of the Purchaser pursuant to Sections 1.8 and 8.5 and completion of the milestones set forth in this Section 1.4, the Purchaser shall make the purchase price payments, in aggregate Two Million Seven Hundred Thousand Dollars ($2,700,000.00) plus a percentage of Net Product Revenue, to the Company as set forth in this Section 1.4 and subject to the terms of Section 1.4, 1.6 and 1.7.

          (a) Initial Payment. On the Asset Purchase Closing Date, the Purchaser shall make an initial payment to the Company of five hundred thousand dollars ($500,000) (the "Initial Payment"), payable in the form of Purchaser Common Stock, in accordance with Sections 1.5 and 1.7, or, at the election of the Purchaser, in cash by check or wire transfer.


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          (b) First Contingent Payment. Following receipt by the Purchaser of
FDA approval to market a Product, the Purchaser shall make a contingent payment to the Company of one million dollars ($1,000,000) (the "First Contingent Payment"), payable in the form of Purchaser Common Stock, in accordance with Sections 1.6 and 1.7.

          (c) Second Contingent Payment. For a period of ten (10) years from the date the Purchaser, its affiliates, representatives, agents, successors or assigns (collectively "Purchaser Affiliates") makes its first commercial sale of a Product (the "Second Contingent Payment Period"), the Purchaser shall make a contingent payment to the Company in an amount equal to four percent (4%) of Net Product Revenue (the "Second Contingent Payment"), payable in cash by check or wire transfer, in accordance with Section 1.6.

          (d) Third Contingent Payment. Following the end of the first quarter in which Purchaser has recognized cumulative Net Product Revenues of ten million dollars ($10,000,000), the Purchaser shall make a contingent payment to the Company of one million two hundred thousand dollars ($1,200,000) (the "Third Contingent Payment"), payable in the form of Purchaser Common Stock, in accordance with Sections 1.6 and 1.7.

     1.5 Initial Payment/Holdback. In the event the Asset Purchase is consummated, on the Asset Purchase Closing Date, the Purchaser shall issue to the Company, in accordance with Section 1.7, a number of shares of Purchaser Common Stock valued at five hundred thousand dollars ($500,000) (the "Initial Payment Shares"). The Company shall execute stock powers in blank and re-deliver to the Purchaser a number of shares of Purchaser Common Stock valued at one hundred fifty thousand dollars ($150,000) (the "Holdback Shares"), to secure indemnification obligations of the Company under Section 8.3 below. The Holdback Shares shall be released by the Purchaser, and delivered to the Company, within ten days following the first anniversary of the Asset Purchase Closing Date, unless there is a pending indemnification claim subject to Section 8.3 and the Purchaser determines in its good faith judgment that such actual claim for indemnification subject to Section 8.3 could exceed the amount of the Holdback Shares. All dividends or other rights (including voting rights) or distributions with respect to such Holdback Shares shall belong to and be distributed to the Company as if such shares were not Holdback Shares; provided, however, dividends payable in stock or stock issued in connection with a stock split with respect to Holdback Shares shall be returned to the Purchaser and held as and be deemed to be Holdback Shares. If, upon payment from the Purchaser, any portion of such Purchaser Common Stock is treated as the payment of imputed interest to the Company, separate share certificates for such Purchaser Common Stock representing imputed interest will be issued to the Company.

     1.6 Contingent Payments.

          (a) Calculation of Net Product Revenues.

               (i) During the Second Contingent Payment Period, the Purchaser shall deliver to the Company, no later than thirty (30) days following the end of each fiscal quarter of such period, a statement with reasonable detail reflecting the Purchaser's calculation of Net Product Revenues for such quarter and cumulative Net Product Revenues from the beginning of the Second Contingent Payment Period through the end of such quarter, which such statement


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shall be prepared in accordance with GAAP on a basis consistent with the accounting principles and revenue recognition policies followed by the Purchaser in the preparation of its financial statements (the "Net Product Revenue Statement").

               (ii) The Purchaser's calculation of Net Product Revenues set forth in the Net Product Revenue Statement will be deemed to be accepted by the Company and shall be conclusive for purposes of determining the amount of the respective Second Contingent Payment and the timing of the Third Contingent Payment, unless the Company shall have delivered to the Purchaser within forty-five (45) days following delivery of the Net Product Revenue Statement, a written statement objecting to any of the information contained in the statement.

               (iii) In the event of a dispute or disagreement relating to a Net Product Revenue Statement which the Company and the Purchaser are unable to resolve by good faith discussions, either the Company or the Purchaser may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing to be mutually selected by the Company and the Purchaser. Such designated accounting firm shall make a resolution of the Purchaser's calculation of Net Product Revenue for the disputed period, which shall be final, binding and enforceable as an arbitration award for all purposes. The designated accounting firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the calculation of Net Product Revenue to it and, in any case, as soon as practicable after such submission. In the event any such audit reveals any discrepancy less than three percent (3%) of the Net Product Revenue for the disputed period, the Company shall pay the entire costs and expenses for the services of the designated accounting firm. In the event any such audit reveals any discrepancy greater than or equal to three percent (3%) of the Net Product Revenue for the disputed period, the Purchaser shall pay the entire costs and expenses for the services of the designated accounting firm. Any additional amount determined to be payable to the Company through good faith discussion or by the designated accounting firm shall be payable in accordance with Section 1.5.

          (b) Payment of First Contingent Payment. Subject to Section 8.5, within thirty (30) days of receipt by the Purchaser or any Purchaser Affiliate of FDA approval to market a Product, the Purchaser shall issue and deliver to the Company a number of shares of Purchaser Common Stock valued at one million dollars ($1,000,000) in accordance with Section 1.7.

          (c) Payment of Second Contingent Payment. Subject to Section 8.5, within fifteen (15) days following final determination of the Second Contingent Payment pursuant to Section 1.6(a) for each fiscal quarter during the Second Contingent Payment Period, the Purchaser shall pay to the Company the Second Contingent Payment, if any, for such fiscal quarter.

          (d) Payment of Third Contingent Payment. Subject to Section 8.5, within fifteen (15) days following final determination of the timing of the Third Contingent Payment pursuant to Section 1.6(a), the Purchaser shall issue and deliver to the Company a number of shares of Purchaser Common Stock valued at one million two hundred thousand dollars ($1,200,000) in accordance with
Section 1.7.


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     1.7 Payment of Purchaser Common Stock.

          (a) Purchaser Common Stock. The Purchaser shall make the Initial Payment, the First Contingent Payment and the Third Contingent Payment by issuing to the Company that number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) the amount of the respective payment by
(ii) either the Reference Market Value on the date of the Option Exercise Notice, in the case of the Initial Payment, or the Reference Market Value on the date that the milestone is achieved, in the case of the Contingent Payments.

          (b) No Fractional Shares. With respect to any Contingent Payment paid in the form of shares of Purchaser Common Stock, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Purchaser. Upon payment to the Company of any Contingent Payment in the form of shares of Purchaser Common Stock, instead of the Company receiving a fractional share interest, the Purchaser shall pay to the Company an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which the Company would otherwise be entitled, by (ii) the Reference Market Value of a share of Purchaser Common Stock applicable to such Contingent Payment as provided for in
Section 1.7(a) above.

          (c) Legend. Any certificates issued to the Company representing shares of Purchaser Common Stock that have not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A 'NO-ACTION' OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION."


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     In the event that any certificate issued to the Company representing shares of Purchaser Common Stock is imprinted with the foregoing legend (or a similar legend), the Purchaser shall cause such legends to be removed in connection with any resale of such shares of Purchaser Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.

          (d) Filing of Reports. Upon issuance of any shares of Purchaser Common Stock pursuant to this Section 1.7, the Purchaser shall, from and after such time as it has issued such shares make timely filings of such reports as are required to be filed by it with the SEC so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such rule.

          (e) Registration Rights. The shares of Purchaser Common Stock issued pursuant to this Agreement shall have the registration rights set forth in
Section 5.16 below.

     1.8 No Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, the obligation of the Purchaser to make any Contingent Payment shall not be subject to any set-off rights of the Purchaser.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to the Purchaser to enter into this Agreement, with the understanding that the Purchaser will be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule, the statements contained in this Article 2 are true and correct. The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 2, and disclosure in one section of the Disclosure Schedule shall constitute disclosure for all sections of the Disclosure Schedule only to the extent to which the applicability of such disclosure is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule as being qualified by such exception, except where the relevance of such exception to another representation or warranty is clear on the face of the disclosure.

     2.1 Organization; Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the applicable Related Agreements, and to perform its obligations under, and carry out the provisions of, this Agreement and the applicable Related Agreements, and to carry on its business as presently conducted.


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     2.2 Capitalization of the Company. The authorized capital stock of the
Company consists of 50,000,000 shares, $.01 par value, of which 20,000,000 shares are designated as common stock (the "Company Common Stock") and 30,000,000 shares are undesignated (the "Undesignated Stock"). As of the date hereof, 2,760,000 shares of Company Common Stock are the only issued and outstanding capital stock of the Company. Section 2.2 of the Disclosure Schedule lists the registered and beneficial owners of the Company Common Stock and the number of shares of Company Common Stock held by such Shareholders (collectively, the "Company Shares"). Except as set forth in Section 2.2 of the Disclosure Schedule, all of the Shareholders are accredited investors (as defined in, and determined in accordance with, Rule 501(a) of Regulation D under the Securities Act). As of the Agreement Date and as of the Asset Purchase Closing Date not more than 35 Shareholders of the Company are or will be non-accredited investors. The Company Shares represent all of the issued and outstanding capital stock of the Company. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are 500,000 shares of Company Common Stock reserved for issuance pursuant to Company Stock Option Plan (including 426,000 shares subject to outstanding Company Stock Options). Except as set forth in this Section 2.2 and Section 2.2 of the Disclosure Schedule, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(c) no options, warrants, contracts, understandings, agreements or other rights to purchase or acquire from the Company, and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (d) no equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

     2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture or similar arrangement.

     2.4 Authorization; Binding Obligations; Governmental Consents.

          (a) All corporate action on the part of the Company, its officers, directors and Shareholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder have been taken prior to the Agreement Date. This Agreement and the Related Agreements are valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.


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          (b) No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement or the Related Agreements and the consummation of the transactions contemplated hereby or thereby.

     2.5 Financial Statements.

          (a) The Company has made available to the Purchaser, and included in the Disclosure Schedule are the balance sheet of the Company dated February 20, 2005, the statement of accounts payable dated February 20, 2005, and the statement of capital equipment as of February 20, 2005 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects. The Financial Statements accurately set out and describe the financial condition of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which are neither individually nor in the aggregate material.

          (b) Except for Indebtedness reflected in the Financial Statements, the Company has no Indebtedness outstanding at the date hereof. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any Securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to the Purchaser.

     2.6 Liabilities. Except as and to the extent reflected in the Financial Statements, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (a) liabilities or obligations that have arisen after the date of the latest balance sheet in the ordinary course of the Company's business, or (b) liabilities or obligations under agreements or matters listed on any schedule to this Agreement.

     2.7 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Principal Shareholder. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the use by any of the Company's employees in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

     2.8 Intellectual Property.

          (a) Section 2.8(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Intellectual Property owned, licensed or used by the Company, and (ii) all written agreements relating to patents, technology, know-how and processes that the Company has licensed to or from third parties or has otherwise authorized for use by others.

          (b) The operation of the business of the Company as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the Company's knowledge, threatened alleging that the operation of such business interferes with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and, to the knowledge of the Company, there is no basis therefor.

          (c) The Company is the sole and exclusive owner of all right, title and interest in and to, Company Owned Intellectual Property and has a valid, unexpired license or other legal right to Company Licensed Intellectual Property used in or necessary to the operation of its business as presently conducted.

          (d) Except as set forth in Section 2.8(d) of the Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Company's Owned Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, proprietary rights and processes of any other person.

          (e) To the Company's knowledge, neither the Company Owned Intellectual Property nor the Company Licensed Intellectual Property are invalid or unenforceable, and the same have not been adjudged invalid or unenforceable in whole or in part. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property necessary for the operation of the business of the Company as currently conducted. The Company has complied in all material respects with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality owed to it.

          (f) No written claims or actions have been asserted, are pending or, to the knowledge of the Company, threatened against the Company (i) challenging or seeking to deny or restrict the ownership of the Company in the Company Owned Intellectual Property or the license rights of the Company in the Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the knowledge of the Company, there is no reasonable basis for such a claim.

          (g) As of the Agreement Date, to the knowledge of the Company, no person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 2.8(g) of the

Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not breach, violate or conflict with any instrument or agreement concerning the Company Owned Intellectual Property, will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, or materially impair the right of the Purchaser to license or dispose of, or to bring any action for infringement of Company Owned Intellectual Property or Company Licensed Intellectual Property.

          (h) The Company has delivered or made available to the Purchaser correct and complete copies of all licenses falling within the definition of Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software. With respect to each such delivered or made available license:

               (1) such license is valid and binding upon the Company and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

               (2) such license will not cease to be valid and binding upon the Company and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;

               (3) the Company has not (A) received any written notice of termination or cancellation under such license, (B) received any written notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and

               (4) neither the Company nor, to the knowledge of the Company, any other party to such license is in material breach or default thereof, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.

          (i) Except as set forth in Section 2.8(i) of the Disclosure Schedule, the Company is not aware that any of its respective employees, officers, directors, or consultants is (1) subject to confidentiality restrictions in favor of any third person the breach of which could subject the Company to any liability, or (2) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company, as applicable, or that would conflict with the Company's business as presently conducted. Each current employee and current officer of and current consultant to the Company and the Company's former employees, Brian Pederson and John Hauck, and the Company's former consultant, Keith L. March, M.D., has executed a proprietary information and inventions agreement in the form of Exhibit C attached hereto, or in the case of Mr. Pederson and Dr. March in a form substantially similar to Exhibit C as approved by the Purchaser. There are no former employees, former officers, or former consultants that developed or worked on the Company Owned Intellectual Property, other than Brian Pederson, Keith L. March, M.D. and John Hauck. Except as set forth in Section 2.8(i) of the Disclosure Schedule, no current or former employee or officer of or consultant to the Company has excluded works or inventions made prior to his or her employment or relationship with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's proprietary information and inventions agreement.

          (j) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. To the knowledge of the Company, (1) there has been no misappropriation of any Company Owned Intellectual Property or Company Licensed Intellectual Property; (2) no employee, independent contractor or agent of the Company has misappropriated any trade secrets from any third party during the course of his performance as an employee, independent contractor or agent of the Company; and (3) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property or Company Licensed Intellectual Property.

          (k) Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees of and consultants to the Company, as the case may be, nor the conduct of the Company's business as presently conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already assigned or licensed to the Company, the Company does not believe that it is, or will be, necessary to utilize any inventions or proprietary information of any of its employees (or people it currently intends to hire) made prior to their employment by the Company, as the case may be.

     2.9 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or of any mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to the Company's knowledge, of any material provision of any federal or state statute, rule or regulation applicable to the Company, which violation or default would have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the Related Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or material contract, or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the business, operations or any of the assets or properties the Company.

     2.10 Agreements; Actions.

          (a) Except as set forth in Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Shareholders, Affiliates, or any Affiliate thereof.

          (b) Section 2.10(b) of the Disclosure Schedule sets forth all agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that involve (1) obligations (contingent or otherwise) of, or payments to, the Company that may not be extinguished on thirty (30) days notice or less, (2) the license, assignment or transfer of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses to the Company arising from the purchase of "off the shelf' or other standard products), (3) the manufacture, marketing, sale or distribution of any products of the Company in any jurisdiction, or any restrictions on the Company's exclusive rights to develop, manufacture, assemble, distribute, market and sell its products, (4) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), (5) any supply agreements or (6) other agreements that are otherwise material to the business of the Company.

          (c) The Company has delivered, has caused to be delivered or made available to the Purchaser correct and complete copies of each contract, agreement or other arrangement listed in Section 2.10(b) of the Disclosure Schedule, as such contracts, agreements and arrangements are amended to date. Each such contract, agreement or other arrangement is a valid, binding and enforceable obligation of the Company, as applicable, and, to the knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Except as set forth in Section 2.10(c) of the Disclosure Schedule, neither the Company nor, to the knowledge of the Company, the other party or parties thereto, is in breach or non-compliance, or is considered to be in breach or noncompliance by the other party thereto, of any material term of any such contract, agreement or other arrangement. Except as set forth in Section 2.10(c) of the Disclosure Schedule, the Company has not received written notice of any default or threat thereof with respect to any such contract, agreement or other arrangement and the Company has no reasonable basis for suspecting that any such default exists or will be forthcoming. Subject to obtaining any necessary consents by the other party or parties to any such contract, agreement or other arrangement (as further set forth in Section 2.10(c) of the Disclosure Schedule), no contract, agreement or other arrangement listed in Section 2.10 of the Disclosure Schedule includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or give additional rights to any other party thereto or will in any other way be materially adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Related Agreements.

          (d) Since January 1, 2004, the Company has not (1) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred any Indebtedness for money borrowed or any other liabilities, (3) made any loans or advances to any person, other than ordinary advances for travel and other business expenses, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

     2.11 Related-Party Transactions. No employee, officer, director, Shareholder or consultant to the Company, or member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (1) for payment of salary, bonus or fees (in the case of consultants) for services rendered, (2) reimbursement or advances for reasonable expenses incurred on behalf of the Company, and (3) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company's board of directors. To the knowledge of the Company, no employee, officer, director, Shareholder or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated, has a business relationship or has a material contract, or any firm or corporation that competes with the Company, except that employees, officers, directors and Shareholders of the Company and members of their immediate families may own stock in publicly-traded companies that may compete or do business with the Company. Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any Indebtedness of any other person.

     2.12 Changes. Since the end of the latest completed fiscal year of the Company and except as set forth in Section 2.12 of the Disclosure Schedule, there has not been:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

          (b) Any resignation or termination of any key officers or employees of the Company;

          (c) Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (d) Any damage, destruction or loss, whether or not covered by insurance, to the Company's assets or properties which has had or could reasonably be expected to have a Material Adverse Effect;

          (e) Any waiver by the Company of a right or of a debt owed to it of a material nature or material amount;

          (f) Any direct or indirect loans made by the Company to any Shareholder, employee, officer or director of the Company, or a subsidiary of the Company to any shareholder, employee, officer or director of such subsidiary, other than advances made in the ordinary course of business consistent with past practice;

          (g) Any material change in any compensation arrangement or agreement with any employee, officer or director of the Company;

          (h) Any declaration or payment of any dividend or other distribution to the Shareholders of the Company of the assets of the Company;

          (i) Any labor organization activity;

          (j) Any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business consistent with past practice;

          (k) Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company;

          (l) Any change in any agreement disclosed in Section 2.10 of the Disclosure Schedule which has had or could reasonably be expected to have a Material Adverse Effect; or

          (m) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect.

     2.13 Compliance with Laws; Permits. The Company is not in violation in any material respect of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it (the "Permits"). As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. The term Permits shall not include any Company License as defined in Section 2.19.

     2.14 Environmental; Zoning and Safety Laws. Except as set forth in Section
2.14 of the Disclosure Schedule, (a) neither the activities carried on by the Company at the facilities, offices or properties leased by the Company, nor such facilities, offices or properties, are in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any federal, state or local statute, regulation, ordinance, order or decree relating to the environment or occupational health and safety (hereinafter "Environmental Laws"), or to the knowledge of the Company any other zoning, health or safety law or regulation;
(b) neither the Company nor, to the knowledge of the Company, any operator of its past or present properties, is or has been in material violation, or alleged material violation, of, or has any liability or, to the knowledge of the Company, threatened liability under, any Environmental Laws; (c) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (d) to the knowledge of the Company, the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (e) to the knowledge of the Company, the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (f) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits") (g) the Company has always been and is in compliance in all material respects with its Environmental Permits; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

     2.15 Manufacturing and Marketing Rights. Except as set forth in Section
2.15 of the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

     2.16 Disclosure. The Company has provided or made available to the Purchaser all the information that the Purchaser has requested for deciding whether to execute this Agreement. Neither this Agreement (including all the exhibits and schedules hereto), the Related Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

     2.17 Insurance. Since the Company's inception, the Company has not carried any form of insurance. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded since the Company's inception. There are no outstanding claims and, to the knowledge of the Company, no facts exists which could lead to such claims, under any such terminated insurance policy or that would otherwise be covered by an insurance policy if such policy was maintained by the Company.

     2.18 Employee Benefit Plans. There are no facts or circumstances which could, directly or indirectly, subject the Purchaser or any of its Affiliates to any liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Company or any of its Affiliates, to which the Company or any of its Affiliates is a party or with respect to which the Company or any of its Affiliates could have any liability.

     2.19 FDA and Regulatory Matters.

          (a) (i) With respect to the Company Products, (1) the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its Products in jurisdictions where it currently conducts such activities (the "Company Activities to Date") with respect to each of its Products (collectively, the "Company Licenses"); (2) the Company is in compliance in all material respects with the terms and conditions of each Company License and with all applicable Laws pertaining to the Company Activities to Date with respect to each Company Product which is not required to be the subject of a Company License; (3) the Company is in compliance in all material respects with all applicable Laws regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold, or distributed; and (4) to the extent any Company Product has been exported from the United States, the Company has exported such Company Product in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the quality systems regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical laboratory studies of Company Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good laboratory practice for non-clinical studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries; and (iv) the Company is in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable Law.

          (b) The Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and similar state and local Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. Section 2.19(b) of the Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803). Set forth on Section 2.19(b) of the Disclosure Schedule are complaint review and analysis reports of the Company through the date hereof, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

          (c) The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Laws by the Company.

          (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or to the knowledge of the Company threatened) by the FDA or any other Governmental Authority with respect to any of the Company Products, including any facilities where any such Company Products are produced, processed, packaged or stored and the Company has not within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Company Product or provided post-sale warnings regarding any Company Product.

          (e) The Company has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all applicable Laws and the stated protocols for such clinical trials.

          (f) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

          2.20 Brokers; Expenses. No finder, broker, financial advisor, agent or other intermediary has acted for or on behalf of the Company or the Principal Shareholders in connection with the negotiation of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

          2.21 Consents. Except as set forth in Section 2.21 of the Disclosure Schedule, no permit, approval, authorization or consent of any person (excluding Governmental Authorities) is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

          2.22 Taxes. The Company has filed (or caused to be filed) all Tax Returns required to be filed by the Company and has paid (or caused to be paid) all Taxes properly due in connection therewith, including interest and penalties. There are no liens, encumbrances, claims or charges of any kind for Taxes on any Assets.

          2.23 Minute Book. The Company has made available to the Purchaser copies of minutes of all meetings of directors and shareholders and/or written consent resolutions of directors and shareholders since the time of incorporation, and such minutes reflects all transactions referred to in such minutes accurately in all material respects.

          2.24 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.

          2.25 Title to Properties and Assets; Liens; Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements and the Assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from Taxes which have not yet become delinquent,
(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. Section 2.25 of the Disclosure Schedule sets forth a complete list of all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company, all of which are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

     2.26 Inventory. Section 2.26 of the Disclosure Schedule sets forth a complete and accurate list of the inventories of the Company. All inventories of the Company reflected in the Financial Statements and on the Disclosure Schedule
(a) consist of items of merchantable quality and quantity usable and salable at its carrying value in the ordinary course of business, consistent with past practice and (b) conform in all material respects to the specifications established therefor.

     2.27 Orders; Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the ordinary course of business. There are no material claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

     2.28 Product Liability Claims. The Company has never received a written claim, or, to its knowledge, incurred any uninsured or insured liability, for or based upon failure to warn, breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of a Company Product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services.

     2.29 Warranties. All products manufactured or sold, and all services provided, by the Company have materially complied, and are in material compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. No product or service manufactured, sold, delivered or performed by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in the Disclosure Schedule. The Disclosure Schedule sets forth or references the terms of all standard and all material non-standard product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of the Company. The Company has delivered or made available to the Purchaser prior to the date hereof complete and accurate copies of all such warranties and policies.

     2.30 Relations with Suppliers and Customers. No material current supplier of the Company has canceled any contract or order for provision of, and, to the knowledge of the Company's officers, there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the businesses of the Company either prior to or following the Agreement Date. The Company has not received any information from any customer that accounted for more than five percent (5%) of the revenues of the Company during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company either prior to or following the Agreement Date.
Section 2.30 of the Disclosure Schedule lists each supplier to the Company that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would, to the Company's knowledge, involve significant cost or delay.

     2.31 Absence of Certain Business Practices. Neither the Company nor any director, officer, employee of the Company, agent or Principal Shareholder of the Company, nor any other person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company, taken as a whole (or assist it in connection with any actual or proposed transaction) which (a) would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (b) violated or violates any applicable Law.

     2.32 Investment Representations. The Company also represents and warrants to the Purchaser that:

          (a) The Company and the Shareholders have obtained all information about the Purchaser as they believe relevant to their decision to acquire the shares of Purchaser Common Stock to be issued pursuant to this Agreement. The Company and the Shareholders have also had the opportunity to ask questions of, and to receive answers from, the Purchaser, its officers and directors, or other agents or representatives of the Purchaser concerning the business and affairs of the Purchaser and to obtain any additional information necessary to verify such information, and the Company and the Shareholders have received such information concerning the Purchaser as they consider necessary or advisable in order to form a decision regarding acquiring the Purchaser Common Stock.

          (b) The Company and the Shareholders realize that their acquisition of the Purchaser Common Stock involves a high degree of risk, and they are able to bear the economic risk of their acquisition of the Purchaser Common Stock, including the total loss of their investment in such shares. The Company and Shareholders are experienced and knowledgeable in financial and business matters and are capable of evaluating the merits and risks of acquiring the Purchaser Common Stock.

          (c) The Company will use commercially reasonable efforts to obtain a completed and executed Investment Certificate in the form attached hereto as Exhibit D (the "Investment Certificate") from each of the Shareholders, at or prior to the Asset Purchase Closing Date.

          (d) The state in which the Company's principal office is located is the state set forth in the Company's address in Section 10.1 below. The state in which the Shareholders reside, or, if applicable, where any Shareholder's principal office is located, is the state set forth in the Investment Certificate completed by each such Shareholder and as set forth in Section 2.32 of the Disclosure Schedule.

          (e) The Company and the Shareholders understand that: (i) the Purchaser has engaged legal counsel to represent Purchaser in connection with the transactions contemplated by this Agreement; (ii) legal counsel engaged by Purchaser does not represent the Company or the Shareholders or any of their respective interests; and (iii) neither the Company nor any Shareholder is relying on legal counsel engaged by Purchaser. The Company and the Shareholders have had the opportunity to engage, and obtain advice from, their own respective legal counsel with respect to an investment in the Purchaser Common Stock.

          (f) Except as set forth in Section 2.32 of the Disclosure Schedule, the Company and each of the Shareholders is an "Accredited Investor" as defined in Rule 501(a) of Regulation D under the Securities Act. To the extent that any of the Shareholders are not "Accredited Investors" as defined in Rule 501(a) of Regulation D under the Act, the Company represents that it has no more than 35 non-Accredited Investor Shareholders in total.

          (g) The Company and the Shareholders are acquiring, or will acquire, the shares of Purchaser Common Stock pursuant to this Agreement for investment purposes only and for their own respective accounts and not with a view to, or for resale in connection with, any distribution or public offering.

          (h) The Company and the Shareholders understand and acknowledge (i) that, while the Purchaser has agreed pursuant to the provisions of Section 5.16 to file a registration statement covering the resale of the Purchaser Common Stock by the Shareholders, none of the shares of the Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will be registered as of the Asset Purchase Closing Date under the Securities Act, or under any applicable state securities laws, and that such shares will be issued in connection with the transactions contemplated by this Agreement in reliance on exemptions from the registration requirements of the Securities Act and applicable state securities laws, (ii) that the reliance of the Purchaser upon these exemptions is predicated in part upon the representations by the Company made in this Section 2.32, (iii) that the shares of Purchaser Common Stock may not be sold, assigned or transferred except pursuant to an appropriate registration statement under the Securities Act and any applicable state securities laws or an appropriate exemption such registration requirements, and
(iv) that a legend reflecting these restrictions will be placed on any certificates representing such shares of Purchaser Common Stock.

     2.33 Investigation by the Purchaser. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Purchaser shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to the Purchaser in connection with the transactions contemplated hereunder and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Purchaser should have known that any of the same is or might be inaccurate in any respect.

     2.34 Voting Agreements. Concurrently with the execution and delivery of this Agreement, the Company has delivered to the Purchaser voting agreements, in the form attached hereto as Exhibit E (the "Voting Agreement"), from each Shareholder of the Company that owns, beneficially or of record, 80,000 or more shares of Company Common Stock as of the Agreement Date, which Shareholders hold a number of shares of Company Common Stock sufficient to adopt and approve this Agreement and the Asset Purchase as of the date of this Agreement.

     2.35 March Agreement. Notwithstanding anything to the contrary in this Agreement, the Company is not required to deliver to the Purchaser any consent or release from Keith March, M.D. regarding his reversion rights to certain intellectual property of the Company upon the occurrence of certain events as set forth in that certain Assignment and Release Agreement among the Company, Dr. Keith March and Advanced Research and Technology Institute, dated as of February 15, 2003.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company as of the Agreement Date as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement.

     3.1 Organization; Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and those of the Related Agreements to which it is a party, and to perform its obligations under, and carry out the provisions of, this Agreement and such Related Agreements, and to carry on its business as presently conducted and as presently proposed to be conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on Purchaser.

     3.2 Authorization; Binding Obligations; Governmental Consents.

          (a) All corporate actions on the part of the Purchaser and its officers, directors and Shareholders necessary for the authorization of this Agreement and those of the Related Agreements to which its is a party and the performance of all obligations of the Purchaser hereunder and thereunder have been taken; provided, that as of the Agreement Date, the Board of Directors of the Purchaser has not authorized the delivery of an Option Exercise Notice or the performance of any of its obligations that arise after delivery of the Option Exercise Notice, including the consummation of the Asset Purchase. This Agreement and those of the Related Agreements to which it is a party are the valid and binding obligations of the Purchaser, enforceable against such party in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

          (b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority on the part of the Purchaser is required in connection with the consummation by the Purchaser of the transactions contemplated by this Agreement and those of the Related Agreements to which it is a party, except for (i) such consents, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the possible issuance of Purchaser Common Stock in the Asset Purchase; (ii) such filings as may be required under any applicable state or foreign anti-takeover and similar laws; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     3.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and those of the Related Agreements to which the Purchaser is a party, the issuance of the Purchaser Common Stock and the performance by the Purchaser of each such agreement in accordance with their respective terms will not (a) violate the Articles of Incorporation or Bylaws of the Purchaser, (b) breach or result in a violation of any Law applicable to the Purchaser or the transactions contemplated by this Agreement and the Related Agreements or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which the Purchaser is a party or any material contract of Purchaser.

     3.4 Brokers. The Purchaser has not incurred, nor will it incur, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby.

     3.5 Capitalization. The shares of Purchaser Common Stock to be issued pursuant to Section 1.7(a) of this Agreement, at the time of issuance, will be duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

     3.6 Purchaser SEC Reports; Financial Statements. The Purchaser has filed with the SEC, at or prior to the time due, and has made available to the Company and the Shareholders (via EDGAR) true and complete copies of all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Purchaser SEC Reports") required to be filed by it with the SEC since January 1, 2003. As of their respective dates, the Purchaser SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports. As of their respective dates and as of the date any information from such Purchaser SEC Reports has been incorporated by reference, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Purchaser (including the related notes) included or incorporated by reference in the Purchaser SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Purchaser and its consolidated Purchaser Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and which could not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since the date of the most recent audited consolidated balance sheet included in the Purchaser SEC Reports, the Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Purchaser or in the notes thereto.

     3.7 Litigation. There are no claims, actions suits, proceedings or investigations pending against the Purchaser or, to the Purchaser's knowledge, threatened against the Purchaser (a) that if determined adversely to the Purchaser would be reasonably likely to have a Material Adverse Effect on the Purchaser or (b) that challenge or seek to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

                                    ARTICLE 4
                 CONDUCT OF BUSINESS PENDING THE ASSET PURCHASE
                              AND RELATED COVENANTS

     4.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending as of the earliest of the termination or expiration of the Option Period or the occurrence of the Asset Purchase Closing Date, unless the Purchaser shall otherwise consent in writing, which shall not be unreasonably withheld or delayed, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice or consistent with prudent business practice for similarly situated companies; and the Company shall use commercially reasonable efforts to preserve intact its business organization. Without limiting the foregoing, the Company shall not, during the period beginning on the Agreement Date and ending as of the earliest of the termination or expiration of the Option Period or the occurrence of the Asset Purchase Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed, with it being understood that each of such clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:

          (a) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities or other instruments convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities;

          (b) Distributions. Prior to payment in full of all Indebtedness, liabilities and obligations reflected in the Financial Statements pursuant to Sections 2.5 and 2.6, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

          (c) Intellectual Property. Sell, license, assign or transfer any Intellectual Property of the Company of any material value to any other person other than the Purchaser, or encumber any Intellectual Property of the Company;

          (d) Marketing or Other Rights. Enter into or amend any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company's products or technology, or enter into any agreement that would limit the ability of the Purchaser or any Affiliate of the Purchaser to operate in a specific area of business or specific geographic area after the closing of the Asset Purchase;

          (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, taken as a whole;

          (f) Indebtedness. Except for purchase orders or commitments entered into in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (g) Leases. Enter into any operating leases;

          (h) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

          (i) Employee Benefit Plans; New Hires; Pay Increases. Except in the ordinary course of business consistent with past practices or consistent with prudent business practices for similarly situated companies, (1) adopt or amend any employee benefit plan (other than the Company Stock Option Plan), pay any special bonuses or special remuneration or make any loan or advance to any employee or director (other than pre-existing obligations), (2) increase the salaries, bonuses or wage rates of its employees, or (3) enter into any agreement or arrangement with any director, officer, employee or Shareholder;

          (j) Lawsuits. Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Purchaser prior to the filing of such a suit, or (3) with respect to this Agreement or the Related Agreements;

          (k) Acquisitions; Other Transactions. Become a party to any asset acquisition or disposition, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction, or organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

          (l) Related Party Transactions. Enter into or be a party to any transaction with any director, officer, employee, significant shareholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or subsidiary or Affiliate of the Company; or

          (m) General. Authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

     5.1 Notices; Consents; Filings. From and after the delivery of an Option Exercise Notice, the Company shall use commercially reasonable efforts, at the Company's expense, to obtain the consents described in Section 2.21 of the Disclosure Schedule. In the event that the Company shall fail to obtain any third party consent necessary for the consummation of the transactions contemplated hereby, the Company shall use commercially reasonable efforts, and take any such actions reasonably requested by the Purchaser, to minimize any adverse effect upon the Company and the Purchaser and their respective businesses resulting, or which could reasonably be expected to result after the Asset Purchase Closing Date, from the failure to obtain such consent.

     5.2 Access to Information. The Company will afford to the Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents at the Purchaser's expense, reasonable access to the facilities, properties, books and records of the Company in order that the Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations; and the Company shall furnish such additional financial and operating data and other information as the Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of their independent certified public accountants; and, provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company herein.

     5.3 Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished or made available to it in connection with the transactions contemplated herein ("Information") for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement in a manner that the disclosing party has approved and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other party, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose" or "Disclosure"), or permit the Disclosure of, any of the Information to any person or entity, other than solely to their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the "Representatives") who have a "need to know" to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such Information. The term "Information" as used herein shall not include any information relating to a party which the party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another party hereto;
(ii) to be now or to later become generally available to the public through no fault of the receiving party; (iii) to have been received separately by the receiving party in an unrestricted manner from a person entitled to disclose such information; or (iv) to have been developed independently by the receiving party without regard to any Information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur or upon the request of the providing party. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this Section 5.3 shall survive indefinitely any termination of this Agreement.

     5.4 Research and Development by the Purchaser.

          (a) Grant of Access to Purchaser. The Company hereby grants to the Purchaser the irrevocable and unconditional right and privilege to conduct, at its own cost and expense, research and development activities related to the Products during the Option Period, and agrees to take reasonable steps to accommodate such activities, including providing to the Purchaser's employees and agents such access to the Company's data and equipment as is reasonably necessary for the Purchaser to conduct such activities.

          (b) Research and Development Plan. Within 90 days following the Agreement Date, the Purchaser shall, after consulting with the company and considering the Company comments on its R&D Proposed Plan, complete a research and development plan (the "R&D Plan"), in connection with the research and development activities to be performed by the Purchaser pursuant to Section 5.4(a). The Purchaser shall provide an authorized representative of the Company, who shall initially be John Hauck (the "Company Representative"), with all results of its research and development activities in a timely manner and the Company Representative will have the right to provide the Purchaser with any comments the Company Representative may have on such results. The Purchaser will not be allowed to disclose or publish any such results during the Option Period or, if the Purchaser does not exercise the Option, following the Option Period without the prior consent of the Company. Within 180 days following the Agreement Date, the Purchaser shall begin implementation of the R&D Plan and shall have committed to spend during the Option Period at lease $150,000 implementing the R&D Plan with HCA in Milwaukee and other vendors.

          (c) Ownership of Intellectual Property.

               (1) Purchaser Ownership. All Intellectual Property owned by the Purchaser as of the Agreement Date, along with any and all Intellectual Property developed or created by or on behalf of Purchaser following the Agreement Date (the "Purchaser Owned Intellectual Property"), and any and all Intellectual Property conceived of and/or constructively or actually reduced to practice by the Purchaser, employees or agents of the Purchaser, the Company or employees or agents of the Company as a result of the research and development performed by the Purchaser pursuant to paragraphs 5.4(a) and (b) above, whether developed jointly with the Company or alone by any party, and whether or not constituting a new use, modification, enhancement or improvement to the Products (the "R&D Intellectual Property" and collectively with the Purchaser Owned Intellectual Property, the "Purchaser Intellectual Property") is, and shall be, owned solely and exclusively by the Purchaser and shall be, and remain, the sole and exclusive property of Purchaser, subject to the license, if any, granted the Company pursuant to Section 5.4(d) below. The Company, any employees or agents of the Company and/or the Principal Shareholders shall assign (and do hereby assign) to the Purchaser all of their right, title and interest in and to any and all R&D Intellectual Property, and the Company, any employees or agents of the Company and/or the Principal Shareholders shall execute and deliver, at no charge, all agreements or instruments deemed reasonably necessary to effectuate any assignment of right.

               (2) Company Ownership. All Company Owned Intellectual Property shall be, and remain, the sole and exclusive property of the Company, unless and until the Asset Purchase Closing Date, if any. Subject to the other provisions of this Section 5.4, the Company shall secure and maintain, at its cost, the Company Owned Intellectual Property in such applicable countries and in such manner as the Company shall elect after reasonable consideration of the views of the Purchaser. Except as provided in Section 5.4(e), the Company shall pay all costs associated with the filing, prosecution and maintenance of the Company Owned Intellectual Property. The Company shall notify the Purchaser of any change in the status of any Company Owned Intellectual Property within ten (10) days of the Company's knowledge thereof. If during the Option Period, the Company files any continuations in part on any patents which are part of the Company Owned Intellectual Property, the Purchaser shall have the right to review any such continuation in parts prior to filing and the right to claim priority to the parent application if any such continuations in part contains any R&D Intellectual Property. In addition, if the Company intends to file any reissue applications on such patents during the Option Period (whether within or outside of the United States) that broaden the claims of such patents, the Company agrees that it will not file any such reissue application until the Purchaser has had an opportunity to review such reissue application. If the Company files such reissue application and, at the time of filing, the Purchaser objects to the contents of such reissue application, the parties agree that the additional claims included in the filed reissue application shall not be included in the defined term "Company Owned Intellectual Property," and the Purchaser shall have the right to treat the Company in breach of this Agreement and exercise any rights and remedies provided in this Agreement and any and all rights and remedies available at law or in equity. Notwithstanding any other provision of this Agreement, if (A) the Asset Purchase Closing occurs, and (B) the Purchaser fails to spend at least $100,000 (including both internal and out-of-pocket costs) on research, development, marketing and sale of a Product in each twelve-month period beginning with the first full calendar month following the Asset

Purchase Closing Date and ending (1) with the last such twelve-month period that immediately precedes payment by the Purchaser of the Third Contingent Payment, or (2) after ten such twelve-month periods, whichever is earlier, then the Company shall have the right to purchase from the Purchaser the Assets, including all Company Owned Intellectual Property, to the extent such assets exist at such time for an aggregate price equal to the total payments made by Purchaser under Section 1.4.

          (d) Licenses; Sublicenses. In the event the Purchaser does not exercise pursuant to the terms of this Agreement the Option during the Option Period or if the Option is properly exercised, but an Asset Purchase Closing Date does not occur, the Purchaser hereby automatically grants to the Company as of the termination or expiration of the Option Period a non-exclusive, fully paid-up, irrevocable, perpetual, worldwide right and license to the R&D Intellectual Property for the sole purpose of making, using, offering and selling Products solely in the Field of Use. To the extent Purchaser shall need a license to any Company Owned Intellectual Property or a sublicense to the Company Licensed Intellectual Property during the Option Period in connection with or as a result of the research and development activities performed pursuant to Sections 5.4(a) and (b), the Company hereby automatically grants to the Purchaser as of the Agreement Date a world-wide, fully paid-up, non-exclusive license, without a right of sublicense, to such Company Owned Intellectual Property and a sublicense to such Company Licensed Intellectual Property, solely for use during the Option Period as part of such research and development activities in furtherance of the R&D Plan.

          (e) Patent Prosecution and Enforcement.

               (1) The Company and the Principal Shareholders hereby grant to the Purchaser, for the duration of the Option Period, the exclusive right to initiate suit and take any action, in the name of the Company, to enforce the Company Owned Intellectual Property and the Company agrees to join any such suit, action or proceeding and, at Purchaser's request and expense, shall execute all documents and perform such other acts as may be reasonably required. Purchaser shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to all damages awarded in any such suit, action or proceeding. In any such action, Company shall, at its own expense, have the right to non-controlling participation through counsel of its own selection. During the Option Period, the Company and the Principal Shareholders agree to cooperate as reasonably requested by the Purchaser to effectuate the rights granted to Purchaser in this Section 5.4.

               (2) During the Option Period, Purchaser shall have the exclusive right to prosecute and maintain the Company Owned Intellectual Property before all applicable examining authorities including responding to official actions and taking such other actions as deemed necessary by Purchaser. In conjunction therewith, Purchaser shall (i) pay when due all maintenance and annuity fees;
(ii) pay reasonable and customary costs and expenses incurred in connection with the prosecution and maintenance of the Company Owned Intellectual Property;
(iii) consult with Company regarding in which foreign countries Company desires patent protection; and (iv) keep Company apprised of all proceedings concerning prosecution of the Company Owned Intellectual Property before the applicable examining authority by providing copies of correspondence and official actions within 10 days of receipt thereof from any such examining authority; by providing Company copies of all correspondence, filings and responses to official actions at least 30 days in advance of the deadline for any such filing with such authorities; and by providing Company with an opportunity to comment. Purchaser shall not unreasonably refuse to include such input in its response to the official action. If Purchaser (i) elects not to prosecute; (ii) desires to abandon any of patent applications included in the definition of Company Owned Intellectual Property; (iii) desires not to maintain any patent or patent application included in the definition of Company Owned Intellectual Property; or (iv) does not desire to file a patent application in any foreign country in which Company has expressed an interest, it shall so notify Company in writing allowing sufficient time for Company to (w) assume the prosecution of any such patent application prior to any abandonment thereof; (x) prevent any actual abandonment of any patent or patent application; (y) make maintenance and annuity fee payments in advance of any abandonment thereof; and (z) file patent applications in foreign countries of Company's choice.

     5.5 Exclusivity. From the Agreement Date through the earlier of (a) the termination or expiration of the Option, (b) the termination of this Agreement or (c) the Asset Purchase Closing Date, the Company will refrain from, directly or indirectly, including through any officer, director, agent, representative or otherwise, and will cause its officers, directors, agents and representatives to refrain from, (i) soliciting, initiating, encouraging, promoting, recommending or accepting any other inquiries, proposals or offers from any person relating to (1) any transaction for the purchase of all or any significant portion of the capital stock or a material portion of the assets of the Company, (2) any business combination with the Company, or (3) any extraordinary business transaction involving Company Owned Intellectual Property or Company Licensed Intellectual Property, or (ii) participating in any discussions, conversations, negotiations or other communications with any other person regarding any of the foregoing, other than to inform any such third party of the Company's obligation not to participate in any such discussions or conversations. The Company agrees to inform or cause its representatives to inform the Purchaser in reasonable detail (including the proposed purchase price and a description of the principal terms of such proposal) within two business days of its receipt of any such inquiry, proposal or offer.

     5.6 Public Announcements. Prior to the Asset Purchase Closing Date, the Purchaser shall not, without the prior written consent of the Company, issue any press release or otherwise make any public statements with respect to this Agreement or the Asset Purchase and related transactions, except as may be required by (i) law, (ii) the SEC, (iii) the Securities Act or Exchange Act, or
(iv) the National Association of Securities Dealers, Inc. or any national securities exchange to which the Purchaser is subject. Nothing herein express or implied shall require the Purchaser to consult with the Company following the Asset Purchase Closing Date. The Company shall not, without the prior written consent of the Purchaser, issue any press release or otherwise make any public statements with respect to this Agreement or the Asset Purchase and related transactions at any time.

     5.7 FDA Approval Matters. The Company shall notify Purchaser of any substantive communications with the FDA or any corollary entity in any other jurisdiction, including outside of the United States of America, or any other Governmental Authority, whether written or oral, as soon as reasonably practicable, but in no event later than ten (10) days after the receipt of such substantive communication, and within such same time period, the Company shall provide the Purchaser with copies of any such written communications and written summaries of any such substantive oral communications. The Company shall immediately, and in any event within three (3) business days of the FDA Approval Date notify Purchaser, in writing and with reasonable specificity, of such FDA Approval, and shall provide copies of all relevant correspondence regarding receipt of FDA Approval.

     5.8 Notice of Developments. The Purchaser, on the one hand, and the Company, on the other hand, shall be required to give prompt written notice to the other party of any material development causing a breach of any of its own representations and warranties in this Agreement.

     5.9 Tax Returns. The Company shall timely file all of its material Tax Returns that are due (taking all timely filed proper extension requests into account) on or before the Asset Purchase Closing Date, all such Tax Returns shall be true, correct and complete, and the Company shall timely pay or contest all Taxes shown as due on such Tax Returns.

     5.10 Shareholders Meeting. If requested by the Purchaser in writing (a "Meeting Request") at any one time during the Option Period, the Company, shall
(i) cause a meeting of the Company Shareholders (a "Shareholders Meeting"), to be called for purposes of approving, reapproving or ratifying the Asset Purchase and this Agreement, or (ii) circulate a solicitation for written consent in lieu of such Shareholders Meeting for the same purposes. In the event that the Purchaser delivers a Meeting Request pursuant to this Section 5.10, the Company shall cause a Shareholders Meeting to be held on such date as may be reasonably requested by the Purchaser and set forth in the Meeting Request, and shall distribute on a timely basis to all Shareholders of the Company any soliciting materials relating to such meeting (including a Joint Statement in accordance with Section 5.11 below, and any other information statement, proxy statement or prospectus prepared by the Purchaser), together with a copy of the unanimous recommendation of the Company's board of directors that the Company's Shareholders vote "FOR" the approval and adoption of the Asset Purchase and this Agreement. In the event that the Purchaser circulates a solicitation for written consent in lieu of such Shareholders Meeting, the Company shall distribute to the Company's Shareholders, together with such written consent, any materials that would have been required to be distributed to the Company's Shareholders in connection with a Shareholders Meeting.

     5.11 Information/Proxy Statement. In connection with a Shareholders Meeting, the Purchaser and the Company shall jointly prepare and furnish to the Company's Shareholders a written proxy/information statement (the "Joint Statement") which shall (i) solicit, on behalf of the Company's board of directors, the Company's Shareholders' written consent to the ratification and approval of this Agreement and the Asset Purchase, and (ii) constitute a disclosure document for the offer and issuance of the shares of Purchaser Common Stock that may be received by the Company's Shareholders in the Asset Purchase. Each of the Company and the Purchaser shall use their commercially reasonable best efforts to cause any Joint Statement to comply with all applicable requirements of federal and state securities Laws, and Minnesota Law. Each of the Purchaser and the Company hereby (i) consents to the use of its name and, on behalf of its subsidiaries and Affiliates, the names of such subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and Affiliates (in each case, to the extent reasonably required by applicable federal and state securities Laws or as otherwise deemed reasonably appropriate by the Company or the Purchaser) in any Joint Statement, (ii) agrees to provide promptly to the other such information concerning it and its respective Affiliates, directors, officers and shareholders as may be reasonably required or appropriate for inclusion in any Joint Statement, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of any Joint Statement. The Company will promptly advise the Purchaser, and the Purchaser will promptly advise the Company, in writing if at any time prior to the adoption and approval of this Agreement and the Asset Purchase by the Company's Shareholders in connection with any Shareholders Meeting, either the Company or the Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement any Joint Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Any Joint Statement shall contain the recommendation of the Company's board of directors that the Company's Shareholders approve and adopt this Agreement and the Asset Purchase, and the conclusion of the Company's board of directors that the terms and conditions of the Asset Purchase are fair and reasonable and in the best interests of the Company and its Shareholders, and shall include no other recommendations or statements of the Company's board of directors that are inconsistent with such purpose.

     5.12 Investment Certificates. The Company shall prepare and deliver to its Shareholders, along with the Joint Statement, an Investment Certificate in the form attached hereto as Exhibit D, which form shall be acceptable to Purchaser and Purchaser's counsel, to be completed and returned by each Shareholder of the Company. The Company agrees that it shall use commercially reasonable efforts to obtain a completed Investment Certificate from each Shareholder of the Company prior to the Asset Purchase Closing Date and that it will not deliver any shares of Purchaser Common Stock to a Shareholder until such Shareholder has completed and returned an Investment Certificate.

     5.13 Further Assurances.

          (a) Following the delivery of an Option Exercise Notice, each of the Purchaser and the Company will:

               (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Asset Purchase and the transactions contemplated hereby, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Asset Purchase and the other transactions contemplated hereby and to fulfill the conditions set forth in Article 6. In case, at any time after the Asset Purchase Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action; and

               (ii) cooperate and use its commercially reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Asset Purchase and the other transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

          (b) During the period beginning on the Agreement Date and terminating as of the earliest of the termination or expiration of the Option Date or the occurrence of the Asset Purchase Closing Date, if the Purchaser has delivered an Option Exercise Notice, the parties hereto will take all further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

     5.14 Board Observation Rights. During the Option Period, the Company shall permit a representative of the Purchaser to attend all meetings of the Company's board of directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that the Company provides to its directors, except for materials that are protected by attorney-client privilege.

     5.15 Voting Agreements. Following the Agreement Date and prior to the Asset Purchase Closing Date, the Company agrees that it shall obtain a completed Voting Agreement, in the form attached hereto as Exhibit E, from each Shareholder of the Company that owns or becomes the owner of 80,000 or more shares of Company Common Stock. In addition, the Company agrees that during the Option Period it will use reasonable efforts to obtain from each holder of an outstanding Company Stock Option who exercises such option, a Voting Agreement signed by such holders.

     5.16 Registration of Purchaser Common Stock. The Purchaser, at its expense, will prepare, with the cooperation of the Company and Shareholders, and file with the SEC registration statements (the "Registration Statements") covering the resale by the Shareholders of the shares of Purchaser Common Stock to be issued pursuant to this Agreement (a) after the Initial Payment, (b) after the First Contingent Payment, and (c) after the Third Contingent Payment, within thirty (30) days following receipt of each written notice from the Company that all of the Purchaser Common Stock to be issued to the Company in each of the payments (a) through (c) above pursuant to this Agreement has been distributed to the Shareholders in accordance with and pursuant to all applicable laws. Purchaser may, at its option, satisfy its obligations under this Section 5.16 by filing an amendment (the "Amendment") to an effective resale registration statement previously filed with the SEC to include the shares of Purchaser Common Stock to be issued hereunder. The Purchaser will cause the Registration Statements or Amendment, as applicable, to comply as to form in all material respects with the applicable provisions of the Securities Act, and the rules and regulations thereunder, and the Minnesota Business Corporation Act (the "MBCA"). The Shareholders will furnish to the Purchaser all information concerning such Shareholders as the Purchaser may reasonably request in connection with the preparation of the Registration Statements or Amendment, as the case may be. To the extent a particular Registration Statement or Amendment is not reviewed by the SEC, the Purchaser shall file, no later than two business days following the SEC's determination not to review such Registration Statement or Amendment, an acceleration request with the SEC requesting that effectiveness of such Registration Statement or Amendment occur as soon as practicable, but in any event no later than the expiration of such two-day period. If the SEC determines to review such Registration Statement or Amendment, then the Purchaser shall promptly respond to SEC comments, and shall use its reasonable best efforts to clear SEC comments and cause such Registration Statement or Amendment, as applicable, to become effective as promptly as practicable, and to keep such Registration Statement or Amendment, as applicable, effective with respect to the Purchaser Common Stock issued pursuant to this Agreement until all shares of the Purchaser Common Stock are eligible for immediate sale by the Shareholders under Rule 144(k) promulgated under the Securities Act. Prior to the filing of a Registration Statement or Amendment, as the case may be, the Purchaser will take all action required under any applicable federal or state securities laws in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement. The Purchaser will promptly advise the Shareholders after it receives notice that a particular Registration Statement or Amendment, as applicable, has been filed with the SEC or after it receives notice of the issuance of any stop order, the suspension of the qualification of the shares of Purchaser Common Stock issuable pursuant to this Agreement or any request by the SEC for amendment of such Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. At no time shall the Purchaser have any obligation or liability, or become obligated or liable, for any information specifically provided by the Shareholders for inclusion in the Registration Statements or Amendment, as applicable.

                                    ARTICLE 6
                        CONDITIONS TO THE ASSET PURCHASE

     6.1 Conditions to the Obligations of Each Party. The obligations of the Company and the Purchaser to consummate the Asset Purchase are subject to the satisfaction of each of the following conditions:

          (a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Asset Purchase, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Purchase, which makes the consummation of the Asset Purchase illegal or substantially deprives the Purchaser, the Company or the Shareholders of any of the anticipated benefits of the Asset Purchase or the related transactions, taken as a whole;

          (b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Asset Purchase in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Asset Purchase, would not have a Material Adverse Effect on the Company prior to or after the Asset Purchase Closing Date or a Material Adverse Effect on Purchaser after the Asset Purchase Closing Date or be reasonably likely to subject the Company, the Purchaser, the Company or any of their respective officers or directors to substantial penalties or criminal liability); and

          (c) the Purchaser shall have delivered to the Company an Option Exercise Notice in accordance with Section 1.1(b) and such Option Exercise Notice shall not have been withdrawn or revoked in any manner by the Purchaser.

     6.2 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Asset Purchase are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Purchaser in its sole discretion by giving written notice to the Company in compliance with Section 10.1 hereof):

          (a) (i) the Company shall have performed all of its material obligations hereunder required to be performed by it at or prior to the Asset Purchase Closing Date; and (ii) the Purchaser shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) each of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall have been true and correct in all material respects at the time originally made and shall be true and correct in all material respects as of the Asset Purchase Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Asset Purchase Closing Date; provided, that for purposes of determining the accuracy of such representations and warranties of the Company as of the Asset Purchase Closing Date, such representations and warranties shall be deemed to be qualified by the Updated Disclosure Schedule pursuant to the first paragraph of Article 1 hereof; and (ii) the Company shall deliver to the Purchaser at the Asset Purchase Closing a certificate, dated as of the date of the Asset Purchase Closing and signed by the Company's President or Chief Executive Officer, certifying to that effect;

          (c) no Material Adverse Effect with respect to the Company, shall have occurred or been discovered by the Purchaser since the date of delivery of an Updated Disclosure Schedule;

          (d) no injunction or other decree shall have been issued by any court of competent jurisdiction prohibiting the sale of the Company Product by the Company or the Purchaser on the basis of any rights held by a third party (including without limitation any rights of any third party in any Intellectual Property);

          (e) legal counsel to the Company approved by the Purchaser will have issued a legal opinion in the form attached hereto as Exhibit F;

          (f) the Company shall have delivered a properly executed statement, dated as of the Asset Purchase Closing Date, in a form tendered to Company by Purchaser at least five (5) days prior to the Asset Purchase Closing Date, conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3);

          (g) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Asset Purchase under all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which it is a party;

          (h) the Principal Shareholders shall have performed all of their obligations required to be performed by them at or prior to the Asset Purchase Closing Date;

          (i) the Company shall have held a Shareholders Meeting and the Company's Shareholders shall have approved the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Asset Purchase;

          (j) John Hauck shall have executed and delivered a Consulting Agreement, substantially in the form attached hereto as Exhibit G (the "Hauck Consulting Agreement"), which shall be effective as of the Agreement Date;

          (k) the Company shall have used commercially reasonable efforts to obtain a completed and executed Investment Certificate from each Shareholder of the Company at or prior to the Asset Purchase Closing Date;

          (l) the Purchaser shall have received a copy of an executed Voting Agreement from each Shareholder of the Company that owns 80,000 or more shares of the Company Common Stock as of the Asset Purchase Closing Date; and

          (m) the Purchaser shall have received an executed copy of a sublicense acknowledgment pursuant to Section 2.1.1 of the Technology License Agreement, dated April 7, 2003, between the Company and Heart Care Associates, LLC, as amended (the "HCA Agreement"); and

          (n) the Purchaser shall have received an executed copy of an inventions assignment agreement, in a form substantially similar to Exhibit C attached hereto and approved by the Purchaser, between the Company and Keith L. March, M.D. on the Agreement Date.

     6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Asset Purchase are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company):

          (a) the Purchaser shall have performed all of its respective material obligations hereunder required to be performed by them at or prior to the Asset Purchase Closing Date; and (ii) the Company shall have received a certificate from the Purchaser signed by an executive officer of the Purchaser to the foregoing effect;

          (b) each of the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects at the time made and shall be true and correct in all material respects as of the Asset Purchase Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Asset Purchase Closing Date;

          (c) Oppenheimer Wolff & Donnelly LLP ("Oppenheimer"), legal counsel to the Purchaser, will have issued a legal opinion in the form attached hereto as Exhibit H;

          (d) the Company shall have received an executed copy of a sublicense acknowledgment pursuant to Section 2.1.1 of the HCA Agreement;

          (e) no material Adverse Effect with respect to the Purchaser shall have occurred or been discovered by the Company since the Agreement Date; provided, however, that the foregoing conditions shall not be applicable if the Purchaser makes the Initial Payment in cash in lieu of Purchaser Common Stock;

          (f) the Purchaser shall have received a copy of each completed and executed Investment Certificate from each Shareholder of the Company, which shall confirm that not more than 35 Shareholders are not "Accredited Investors" as defined in Rule 501(a) of Regulation D under the Securities Act; and

          (g) the Company's Shareholders shall have approved the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Asset Purchase.

                                    ARTICLE 7
                                   TERMINATION

     7.1 Termination. This Agreement may be terminated and the Asset Purchase may be abandoned at any time prior to the Asset Purchase Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders of the Company:

          (a) by mutual written consent of the Purchaser, the Company and the Principal Shareholders;

          (b) by the Purchaser, or by the Company, if the Asset Purchase Closing Date shall not have occurred before the 60th day (the "Termination Date") after the closing date specified in Option Exercise Notice; provided, however, that
(i) in the event that (x) one or both of the Purchaser and the Company (or any shareholder thereof) are required to seek any governmental approvals or authorizations as may be reasonably necessary in connection with the closing of the Asset Purchase, or the payment of the consideration required to be paid to the Company in connection with the Asset Purchase, including any filings or notifications as may be reasonably necessary that are to be made with or to the SEC or under the Minnesota Uniform Securities Act, subject to clause (ii) of this Section 7.1(b), either party may extend the Termination Date until the tenth (10th) business day after the date on which any applicable waiting periods thereunder have expired or been terminated or such other approvals and authorizations are received, but not more than sixty (60) days after the initial Termination Date, or (y) the Purchaser elects to cause the Company to hold a Shareholders Meeting (or to circulate a written consent in lieu thereof) pursuant to Section 5.10 hereof, subject to clause (ii) of this Section 7.1(b), either party may extend the Termination Date until a date no later than ten (10) business days after, pursuant to Section 5.10, a Shareholders Meeting is held or after the written consent of the holders of Securities representing not less than that amount of the voting power of the issued and outstanding shares of Company Common Stock that would be required at such time to approve this Agreement, the Related Agreements and the Asset Purchase pursuant to Minnesota Law and the Company's Articles of Incorporation is obtained, but not more than sixty (60) days after the initial Termination Date, and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Purchaser in the event that the failure of the Asset Purchase Closing Date to occur on or before such date arises out of or is related to the Purchaser's failure to fulfill any obligation under this Agreement and the right to terminate this

Agreement under this Section 7.1(b) shall not be available to the Company in the event that the failure of the Asset Purchase Closing Date to occur on or before such date arises out of or is related to the failure by the Company to fulfill any obligation under this Agreement or any of the Related Agreements;

          (c) automatically if there shall be any Law that makes consummation of the Asset Purchase illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Asset Purchase and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by the Company, in the event of a material breach by the Purchaser of any representation, warranty, covenant or agreement contained herein at any time after delivery of an Option Exercise Notice (including in any event, any breach which results in a condition to the Asset Purchase not being satisfied), which breach has not been cured or waived within thirty (30) calendar days following delivery of notice of such breach by the Company to the Purchaser;

          (e) by the Purchaser, in the event of a material breach by the Company or Principal Shareholder of any representation, warranty or agreement contained herein (including in any event, any breach which results in a condition to the Asset Purchase not being satisfied), which breach has not been cured or waived within thirty (30) calendar days following delivery of notice of such breach by the Purchaser to the Company;

          (f) by the Purchaser, by giving written notice to the Company at any time prior to the Asset Purchase Closing, in the event that the Company has given the Purchaser any notice pursuant to Section 5.9 above, if the breach or breaches described in such notice would, individually or in the aggregate, preclude the satisfaction prior to the Asset Purchase Closing of any condition to the Asset Purchase contained in Sections 6.1 and 6.2 hereof;

          (g) by the Company, after delivery of an Option Exercise Notice, by giving written notice to the Purchaser at any time prior to the Asset Purchase Closing in the event that the Purchaser has given the Company any notice pursuant to Section 5.9 above, if the breach or breaches described in such notice would, individually or in the aggregate, preclude the satisfaction prior to the Asset Purchase Closing of any condition to the Asset Purchase contained in Sections 6.1 and 6.3 hereof; or

          (h) automatically, upon expiration or upon termination of the Option Period without an Option Exercise Notice having been delivered by the Purchaser.

     7.2 Effect of Termination. If this Agreement is terminated as provided herein:

          (a) each party will, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) the obligations of Sections 5.3, 5.4(c), 5.4(d), 5.6, 10.3, 10.8 and 10.9 and this Article 7 will continue to be applicable; and

          (c) any and all remedies available to each party either in law or equity shall be preserved and survive the termination of this Agreement.

                                    ARTICLE 8
                          SURVIVAL AND INDEMNIFICATION

     8.1 Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of the parties with respect thereto or the time to bring any claim arising out of or relating a breach of any representation or warranty under this Agreement, will survive the Asset Purchase Closing and shall expire one (1) year after the Asset Purchase Closing Date, except that any claim based on fraud shall survive for the applicable stature of limitations. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 8.1 shall continue to survive, if a notice of claim pursuant to this Article 8 shall have been timely given under Section 8.4 on or prior to such termination date, until the related claim has been satisfied or otherwise resolved as provided herein. The covenants set forth in this Agreement shall survive the Asset Closing indefinitely, unless a covenant expires sooner by its terms. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Asset Purchase Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representations or warranty, or on the performance of or compliance with any covenant or obligation, will be deemed a waiver of similar matters that arise following such waiver.

     8.2 Indemnification by Purchaser. Subject to the limitation set forth in
Section 8.6, from and after the Asset Purchase Closing Date, the Purchaser will indemnify, defend, and hold harmless the Company, and its directors, officers, employees, shareholders, representatives and other Affiliates, from and against any and all Damages related to or arising out of or in connection with: (a) any breach by the Purchaser of any representation, warranty, covenant, such waiver, agreement, obligation, or undertaking made by the Purchaser in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Purchaser in connection with this Agreement, the Asset Purchase, or any of the other transactions contemplated hereby; (b) the conduct of business by the Purchaser or the development, manufacture, distribution, sale or use of Products on or subsequent to the Asset Purchase Closing Date; or (c) any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product manufactured or sold by the Purchaser at or subsequent to the Asset Purchase Closing Date, or any actual or alleged warranty, recall or similar liability for any product sold by or for the Purchaser at or subsequent to the Asset Purchase Closing Date, or any statutory liability or any liability assessed with respect to any failure to warn arising out of products sold at or subsequent to the Asset Purchase Closing Date (collectively, "Purchaser Product Liability Claims").

     8.3 Indemnification by the Company and the Principal Shareholders. Subject to the limitations set forth in Section 8.6, from and after the Asset Purchase Closing Date, each of the Company and the Principal Shareholders will indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, shareholders, representatives and other Affiliates, from and against any and all Damages related to or arising out of or in connection with:

          (a) any breach by the Company or any Principal Shareholder of any representation, warranty, covenant, agreement, obligation or undertaking made by such party in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Company or any Principal Shareholder in connection with this Agreement, the Asset Purchase, or any of the other transactions contemplated hereby;

          (b) all Retained Liabilities;

          (c) any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product manufactured or sold by the Company at or prior to the Asset Purchase Closing Date, or any actual or alleged warranty, recall or similar liability for any product sold by or for the Company at or prior to the Asset Purchase Closing Date, or any statutory liability or any liability assessed with respect to any failure to warn arising out of products sold at or prior to the Asset Purchase Closing Date (collectively, "Product Liability Claims"); or

          (d) any of the matters described in Section 2.7 of the Disclosure Schedule or Section 2.7 of any Updated Disclosure Schedule (the "Known Claims").

     8.4 Third-Party Claims.

          (a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Party is the Company or the Principal Shareholders, the Company), of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 8.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

          (b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty
(20) calendar days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

          (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and
(ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (including Holdback Funds or amounts set-off from the Contingent Payments to be made by Purchaser) and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.3(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

          (d) In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Article 8.

          (e) Notwithstanding the foregoing, the Purchaser and the Company may agree that the Purchaser will assume the defense of a Third-Party Claim, and the Purchaser shall be responsible for the prosecution and defense of all Product Liability Claims and any claims relating to the Intellectual Property of the Company (collectively, the "Purchaser-Handled Claims"). Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege, the Company shall have the right to monitor the progress of Purchaser-Handled Claims, to review on a timely basis all pleadings and other filings relating thereto and to discuss with counsel to the Purchaser such matters relating to Purchaser-Handled Claims as may be reasonably appropriate. The Purchaser shall pursue in good faith, through counsel of their selection (who must be reasonably satisfactory to the Company), the prosecution or defense of all Purchaser-Handled Claims. Purchaser shall, to the extent that the Purchaser are entitled to indemnification for Damages pursuant to this Article 8, (i) provide the Company with access to all relevant employees and representatives of the Purchaser for the purpose of discussing matters relating to Purchaser-Handled Claims as the Company may from time to time reasonably request and (ii) permit the Company, upon its reasonable request, to participate in the process of any settlement or other resolution of any Purchaser-Handled Claims pursuant to this Article 8; provided, that Purchaser shall not be entitled to settle, compromise or otherwise dispose of Purchaser-Handled Claims without first obtaining the written consent of the Indemnified Party.

     8.5 Payment of Claims.

          (a) In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing of the claim and, when known, the facts constituting the basis for such claim. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver, within thirty (30) calendar days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party files timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 10.9. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, (i) the Indemnifying Party will pay the full amount thereof in accordance with Section 8.4(b) if the Indemnifying Party is the Company or the Principal Shareholders and Section 8.4(c) if the Indemnifying Party is the Purchaser, and (ii) the Indemnifying Party, as a non exclusive remedy, will have the right to set-off the amount from such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Asset Purchase Closing.

          (b) If from time to time and at any time the Purchaser shall be entitled to be paid amounts under this Article 8, the Purchaser shall be entitled, if it so elects, to set-off such amounts against any amounts then due or to become due by the Purchaser to the Company, including, without limitation, amounts due as Holdback Funds or amounts due or to become due under future Contingent Payments pursuant to Section 1.5 and 1.6 above. In addition, if the Purchaser files timely written notice of objection to any claim for indemnification, and the Holdback Funds are insufficient to satisfy such claim, then the Purchaser will have the right to set off the amount of such deficiency against any future Contingent Payments otherwise due to the Company pursuant to this Agreement and to hold such funds as additional Holdback Funds. Any such addition Holdback Funds shall be held by the Purchaser until final resolution of such indemnification claim pursuant to Section 8.5(a) or 10.9. The Purchaser and the Company agree and acknowledge that, except as set forth in Section 8.6(c) (or except for equitable remedies), the Holdback Funds and the offset against the Contingent Payments shall be the Purchaser's exclusive remedy or method of receiving or satisfying indemnification claims or other claims for monetary damage from the Company or the Principal Shareholders.

          (c) Any indemnification obligations of the Company and the Principal Shareholders pursuant to this Article 8 that have been finally determined in accordance with Section 8.5(a) or 10.9 shall be paid first from the Holdback Funds to the extent available and then by setting off any remaining such amounts against any Contingent Payments otherwise due to the Company pursuant to this Agreement or any indemnity payments owed by the Purchaser pursuant to Section 8.2.

          (d) Any indemnification obligations of the Purchaser pursuant to this
Article 8 that have been finally determined in accordance with Section 8.5(a) shall be paid, at Purchaser's election (i) in cash, (ii) by issuing Purchaser Common Stock (each share of which shall be valued for such purpose at the Reference Market Value of Purchaser Common Stock as of the date of such issuance), subject to the conditions set forth in Section 1.8(b) above, or (iii) through a combination of the methods specified in clauses (i) and (ii). The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Asset Purchase Consideration paid by Purchaser hereunder for Tax purposes.

     8.6 Indemnification Limits.

          (a) Except as expressly provided otherwise herein, neither the Purchaser nor the Company will be entitled to indemnification under this Article 8 unless the aggregate of all Damages is more than Seventy-Five Thousand Dollars ($75,000) (the "Basket Amount"). When the aggregate amount of all such Damages hereunder equals or exceeds the Basket Amount, the Purchaser or the Company, as the case may be, will be entitled to full indemnification of all claims, including the Seventy-Five Thousand Dollars ($75,000) that amounted to the Basket Amount. The parties hereto agree that the Basket Amount is not a deductible amount, nor that the Basket Amount will be deemed to be a definition of "material" for any purpose in this Agreement.

          (b) Except as set forth in section 8.6(c): (i) the Company's liability under Section 8.3 shall be limited to the total amount of the Initial Payment and the Contingent Payment that the Company has paid or becomes obligated to pay under Section 1.4; (ii) each Principal Shareholder's liability for an indemnification obligation of the Company under Section 8.3 shall be limited to the portion of the Initial Payment and the Contingent Payment that such Principal Shareholder has received or becomes entitled to receive under Section
1.4 (the "Maximum Amount"); and (iii) no Principal Shareholder shall have any liability under Section 8.3 for any breach by another Principal Shareholder of any representation, warranty or covenant in this Agreement.

          (c) If any of the Principal Shareholders or the Company have breached a representation, warranty, covenant or agreement, and such breach constitutes fraud, the person who committed such fraud will promptly pay the Purchaser the full indemnification claim without regard to the Basket Amount or the Maximum Amount set forth in this Section 8.6.

                                    ARTICLE 9
                                   DEFINITIONS

     9.1 Certain Definitions. The following terms, as used herein, have the following meanings:

          (a) "Affiliate" means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Until the consummation of the Asset Purchase, the Company shall not be deemed for any purposes of this Agreement to be an Affiliate of the Purchaser.

          (b) "Asset Purchase Consideration" means the aggregate amount of the Asset Purchase Closing Payment and all Contingent Payments.

          (c) "business day" (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Minneapolis, Minnesota are open for business.

          (d) "Company Licensed Intellectual Property" means all (i) Intellectual Property licensed by any third party to the Company and (ii) Intellectual Property licensed by the Company to any third party.

          (e) "Company Owned Intellectual Property" means all Intellectual Property owned by the Company as of the Agreement Date.

          (f) "Contingent Payments" means the First Contingent Payment, the Second Contingent Payment, and the Third Contingent Payment, collectively.

          (g) "Company Stock Option" means any option award granted by the Company to any eligible recipient pursuant to the Company Stock Option Plan.

          (h) "Company Stock Option Plan" means the E.M. Vascular, Inc. Incentive and Stock Option Plan, adopted by the Company's board of directors on April 11, 2000, and any amendments to such plan.

          (i) "Damages" means all damages, losses, costs, and expenses incurred or suffered by a party, net of any Tax benefit and insurance coverage, with respect to or relating to an event, circumstance or state of facts, but specifically excluding any consequential or incidental damages. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities.

          (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (k) "FDA" means the U.S. Food and Drug Administration.

          (l) "Field of Use" means the application of the R&D Intellectual Property for the field of electrical stimulation of tissue either through angiogenesis of muscle tissue or anti-arteriolosclerosis or anti-mineralization of the vascular system without the use of a separate bio-medical device.

          (m) "GAAP" means generally accepted accounting principles consistently applied in the United States.

          (n) "Governmental Authority" (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

          (o) "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon;
(v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Laws.

          (p) "Holdback Shares" means the amounts of Purchaser Common Stock retained by the Purchaser pursuant to the provisions of Sections 1.5 hereof.

          (q) "Indebtedness" means, as applied to any person, (i) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (vi) any liability in respect of banker's acceptances or letters of credit, and (vii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

          (r) "Indemnified Party" means any person entitled to seek indemnification pursuant to the provisions of Article 8.

          (s) "Indemnifying Party" means any person against whom indemnification may be sought pursuant to the provisions of Article 8.

          (t) "Intellectual Property" means intellectual property or proprietary rights of any description including (i) rights in any patent, patent application (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts and including the Patents), (ii) copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, and related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights, (iv) inventions, discoveries, improvements, modifications, know-how, techniques, methodology, writings, works of authorship, designs or data, whether or not patented, patentable, copyrightable or reduced to practice, including any of the foregoing embodied or disclosed in any: (1) computer source codes (human readable format) and object codes (machine readable format); (2) specifications; (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (4) engineering, programming, service and maintenance notes and logs; (5) technical, operating and service and maintenance manuals and data; (6) hardware reference manuals;
(7) user documentation, help files or training materials, and (v) good will related to any of the foregoing.

          (u) "Law" means any United States or foreign judgment, decree, order, law, license, statute, ordinance, rule or regulation.

          (v) "Material Adverse Effect" means with respect to the Company or the Purchaser, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, prospects, results of operations and financial condition of the Company or the Purchaser, as the case may be, and their respective subsidiaries, taken as a whole.

          (w) "Net Product Revenue" means the Purchaser's properly recognized consolidated aggregate gross revenue received from all sales of the Products by Purchaser and Purchaser Affiliates for any use or indication, less the sum of the following deductions paid by the Purchaser (or Purchaser Affiliates) where applicable and not otherwise reimbursed by distributors, customers or another third party: shipping, handling, freight and similar costs of the Purchaser or Purchaser Affiliates; sales, use or other excise or similar taxes imposed upon particular sales of the Products (excluding income taxes); customs duties; allowances or credits to customers because of rejections or returns of Product; commercially reasonable trade or quantity discounts and fees given by the Purchaser or a Purchaser Affiliate to distributors or customers, as calculated in accordance with GAAP consistently applied by the Purchaser in accordance with its revenue recognition policies.

          (x) "Option Period" means the period beginning on the Agreement Date and ending on the date that is eighteen (18) months after the Agreement Date.

          (y) "Permitted Liens" means (i) liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) other liens set forth on the Disclosure Schedule; provided, however, that, with respect to each of clauses (i) through (iv), to the extent that any such lien on any of the Company's assets arose prior to the date of the Financial Statements and relates to, or secures the payment of, a liability that is required to be accrued for under GAAP, such lien shall not be a Permitted Lien unless all such liabilities have been fully accrued or otherwise reflected on the Financial Statements. Notwithstanding the foregoing, no lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any employee benefit plan sponsored by, maintained by or contributed to by the Company or any of its affiliates or arising in connection with any excise tax or penalty tax with respect to such employee benefit plan shall be a Permitted Lien.

          (z) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (aa) "Purchaser Common Stock" means duly authorized, validly issued, fully paid and non-assessable shares of the voting common stock, $.01 par value per share, of the Purchaser.

          (bb) "Product" or "Products" means any product that falls within the scope of any claim of any patent included in the definition of Company Owned Intellectual Property or Company Licensed Intellectual Property.

          (cc) "Principal Business" means the development, manufacturing, marketing and sale of the Products.

          (dd) "Reference Market Value" means the average closing sale price, as reported by the Nasdaq Stock Market of a share of Purchaser Common Stock for the twenty (20) consecutive trading day period ending three (3) business days prior to the date on which such Reference Market Value is determined.

          (ee) "Related Agreements" means the Investment Certificates, Voting Agreements, Hauck Consulting Agreement and any other agreement required to be executed in connection with this Agreement.

          (ff) "SEC" means the Securities and Exchange Commission.

          (gg) "Securities" means all shares of the capital stock of the Company, including all Company Common Stock and Undesignated Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

          (hh) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (ii) "Shareholders" means any person that is the registered and beneficial owner of shares of the capital stock of the Company as of and following the date of this Agreement.

          (jj) "Subsidiary" or "Subsidiaries" (whether or not capitalized) of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (kk) "Tax" or "Taxes" means any taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any Governmental Authority, including, but not limited to, all federal, state, county, local or foreign income, profits, gross receipts, import, ad valorem, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profits, environmental, customs, duties, real and personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar obligation or levy, of any kind whatsoever. "Tax" or "Taxes" will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

          (ll) "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                                   ARTICLE 10
                               GENERAL PROVISIONS

     10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

          if to the Purchaser:

          ATS Medical, Inc.
          3905 Annapolis Lane, Suite 105
          Minneapolis, MN 55447 USA
          Attention: Vice President of Marketing and Business Development
          Facsimile: 763-553-0052

          with a copy to:

          Oppenheimer Wolff & Donnelly LLP
          Plaza VII, Suite 3300
          45 South Seventh Street
          Minneapolis, MN 55402 USA
          Attention: Thomas Letscher
          Facsimile: 612-607-7100

          if to the Company:

          em Vascular, Inc.
          3976 Hazel Street
          White Bear Lake, MN 55110
          Attention: Tom Rice, CEO

          With a copy to:

          Dorsey & Whitney LLP
          50 South Sixth Street
          Minneapolis, Minnesota 55402
          Attention: Kenneth L. Cutler
          Facsimile: 612-340-7800

          If to the Principal Shareholders:

          c/o John A. Hauck
          5900 Hodgson Road
          Shoreview, MN 55126
          Facsimile: 651-523-6969

     10.2 Amendments; No Waivers.

          (a) Subject to applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be exclusive of any rights or remedies provided by law with respect to monetary damages.

     10.3 Expenses. All costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 10.3 shall survive the termination of this Agreement.

     10.4 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     10.5 Entire Agreement. This Agreement (including the Disclosure Schedule, all Exhibits and Schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and


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

supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

     10.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.

     10.9 Arbitration.

          (a) Except for (a) the audit and resolution of disputes related to the calculation of Net Product Revenues pursuant to Section 1.5, (b) any controversy, claim or dispute arising out of the failure by any party to this Agreement to consummate the Asset Purchase and the transactions contemplated by this Agreement, (c) and except pursuant to the last sentence of this Section 10.9(a), any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Asset Purchase Closing Date, shall be resolved by binding arbitration in accordance with this Section 10.9. The arbitration shall be conducted pursuant to the American Arbitration Association ("AAA") Commercial Arbitration Rules then in effect (the "AAA Commercial Arbitration Rules"), as such rules may be modified by this Agreement or by agreement of the parties. Any such arbitration shall be conducted in Minneapolis, Minnesota by one neutral arbitrator. Each party irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding. The parties will use commercially reasonable efforts to agree upon a mutually acceptable arbitrator within ten (10) calendar days of receipt from the AAA of the initial list of potential arbitrators. If the parties are unable to agree upon an arbitrator within such ten (10) calendar day period, then the parties shall have an additional thirty (30) calendar day period to agree upon an arbitrator pursuant to the AAA Commercial Arbitration Rules. The parties shall be entitled to conduct relevant discovery related to the dispute subject to any arbitration proceeding. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. The agreement to arbitrate contained in this Section 10.9 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. Notwithstanding the foregoing, prior to the Asset Purchase Closing, either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provision of this Agreement in any court of competent jurisdiction.


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

          (b) The arbitrator shall apply the substantive laws of the State of Minnesota, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. The arbitrator shall have the authority to award costs and expenses of the arbitration (including but not limited to legal fees) of one party to the other party, in his or her discretion. Any decision rendered by the arbitrator(s) shall be final and binding upon the parties. Judgment upon the decision may be entered in any court of competent jurisdiction.

     10.10 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references to an Article or Section include all subparts thereof. Whenever the word "include," "includes," or "including" appears in this Agreement, it shall be deemed in each instance to be followed by the words "without limitation."

     10.11 Counterparts. This Agreement may be signed in one or more counterparts and the signatures delivered by facsimile, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     10.12 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Parent or Merger Subsidiary or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

                            [Signature page follows]


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

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        ATS MEDICAL, INC.


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                        Name: Michael D. dale
                                        Title: President & CEO


                                        EM VASCULAR, INC.


                                        By: /s/ Thomas K. Rice
                                            ------------------------------------
                                        Name: Thomas K. Rice
                                        Title: CFO


                                        PRINCIPAL SHAREHOLDERS


                                        /s/ Keith L. March, M.D.
                                        ----------------------------------------
                                        Keith L. March, M.D.


                                        /s/ John Hauck
                                        ----------------------------------------
                                        John Hauck


                                        /s/ Walter L. Sembrowich
                                        ----------------------------------------
                                        Walter L. Sembrowich


                                        /s/ James E. Shapland II
                                        ----------------------------------------
                                        James E Shapland II

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                LIST OF EXHIBITS

Exhibit A Disclosure Schedule
Exhibit B Other Assets Owned or Leased by the Company
Exhibit C Form of Proprietary Information and Inventions Agreement
Exhibit D Form of Investment Certificate
Exhibit E Form of Voting Agreement
Exhibit F Legal Opinion of Company's Counsel (Asset Purchase Closing Date) Exhibit G Hauck Consulting Agreement
Exhibit H Legal Opinion of Oppenheimer (Asset Purchase Closing Date)